Exhibit 10.7

AMENDMENTS TO NONQUALIFIED RETIREMENT PLANS

The provisions set forth in the attached two-page "Amendment Document" are intended to become applicable with respect to the UST Inc. Benefit Restoration Plan, the UST Inc. Officers' Supplement Retirement Plan, and the UST Inc. Excess Retirement Benefit Plan. These provisions shall become actual amendments to these plans as provided in the Amendment Document. Each of these plans is governed by two plan documents: one that is generally referred to as the "Pre-409A Document," and one that is termed the "409A Document." Changes included in the Amendment Document apply to benefits governed by both the Pre-409A Document and the 409A Document for each plan. Accordingly, once the provisions of the Amendment Document become actual amendments to these plans, the Amendment Document will be appended to each plan's Pre-409A Document and 409A Document.

UST INC.
By:	/s/ Murray S. Kessler
Murray S. Kessler
Chief Executive Officer

Date:	December 15, 2008

AMENDMENT DOCUMENT

AMENDMENTS TO THE NONQUALIFIED RETIREMENT PLANS

In connection with the execution of the definitive agreement ("Agreement") contemplating a merger between UST Inc. (the "Company") and Altria Merger Sub, Inc. ("Merger") that, if consummated, will result in a change in control (within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the "Code")) of the Company ("Change in Control"), the Company has formed the intention to amend, in certain respects, the UST Inc. Benefit Restoration Plan, the UST Inc. Officers' Supplemental Retirement Plan (the "SOP"), and the UST inc. Excess Retirement Benefit Plan (collectively, the "Nonqualified Retirement Plans" and each a "Nonqualified Retirement Plan"). Unless cancelled by the Company in advance of their becoming actual amendments. these intended amendments shall become actual amendments to the Nonqualified Retirement Plans as of the earlier of - (i) the effective time of the actual consummation of the Merger, determined under the Agreement, as amended (the "Effective Time"), or (ii) December 31, 2008. However, the amendments set forth in paragraphs I through 6 of this Amendment Document shall not apply to anyone who did not sign a September 2008 letter agreement with the Company regarding the payment of benefits from one or more of the Nonqualified Retirement Plans in connection with a Change in Control (a "September 2008 Agreement"). Any such person's rights under the Nonqualified Retirement Plans shall be determined without regard to paragraphs I through 6 of this Amendment Document.

1.     Effective as of the end of the day on December 31, 2008, the compensation and service of an individual that can be taken into account for purposes of determining benefits under the Nonqualified Retirement Plans shall be fixed and frozen. Subject to the next sentence, such other benefit determining factors under the Nonqualified Retirement Plans, which are necessary to permit the determination of a final and definitive lump sum settlement of each participant's benefit as of December 31, 2008, including (without limitation) the participant's age, shall also be fixed and frozen as of such date (based on the applicable information as of such date). An individual (who, under the terms of the SOP as in effect on the date of the Agreement, qualifies as an "Eligible Employee" as of the earlier of (i) December 31, 2008, or (ii) immediately before the Effective Time) shall be deemed to be a SOP "Participant" not later than December 31. 2008 (provided that such individual shall not become a SOP "Participant" if a Change in Control does not occur by December 31, 2010). Moreover, if a Change in Control does not occur by December 31, 2010, then the fixing and freezing of benefit determining factors provided for in this Paragraph I shall not apply, and the operation of the Nonqualified Retirement Plans shall be governed by their regular terms, without regard to this Paragraph 1.

2.     If a Change in Control occurs during 2008, and under the terms of the Nonqualified Retirement Plans as in effect immediately before their amendment for Code Section 409A during September 2008 (the "Prior Plan Terms") an individual would be entitled to be paid a Nonqualified Retirement Plan benefit during 2008 in connection with such Change in Control, then such benefit shall be paid during 2008 in accordance with the Prior Plan Terms and with the amount of such benefit that is payable during 2008 determined under the Prior Plan Terms (but subject to Paragraphs 1 and 4 of this Amendment Document). For this purpose, the

Prior Plan terms shall be deemed to include the six-month delay in the payment of benefits that Section 409A applies when benefits are paid to a specified employee in connection with his or her separation from service.

3.     If a Change in Control occurs during or after 2008, and Paragraph 2 above does not provide for the complete distribution in 2008 of a participant's benefits under the Nonqualified Retirement Plans, then the following shall apply.

                (a)    If an amount was payable to a participant in the Nonqualified Retirement Plans during 2008 pursuant to Paragraph 2 above, but less than the full lump sum value of the participant's benefits (determined under Paragraph 4 below) was actually paid to the participant during 2008, then the excess of such full lump sum value over the amount actually paid during 2008 shall be paid to the participant on January 1, 2009.

                (b)     This subparagraph (b) shall apply if no amount was payable in accordance with Paragraph 2. above to a participant in the Nonqualified Retirement Plans. In the case of such a participant, any such participant who has a Separation from Service (with "Separation from Service" defined as provided in Treasury Regulation Section 1.409A-l (h) or any successor provision) that occurs within the two-year period that begins on the date of the Change in Control (an "Eligible Separation from Service"), shall be paid the full value of his or her benefits under the Nonqualified Retirement Plans in a single lump sum on the date of the participant's Eligible Separation from Service (but not before January I, 2009 and not without giving effect to any applicable six-month delay in the payment of benefits that Section 409A requires when benefits are paid to a specified employee in connection with his or her separation from service). However, if a participant in the Nonqualified Retirement Plans has not had his or her benefits paid in accordance with the prior sentence by December 31, 2010, then such participant shall be paid the full lump sum value of his or her benefits under the Nonqualified Retirement Plans in a single lump sum on the later of December 31, 2010 or the date of a Change in Control. The full lump sum value of the benefits of a participant in any of the Nonqualified Retirement Plans shall be determined in accordance with Paragraph 4 below. In the event of a participant's death, any benefits that have become payable to the participant hereunder (but that remain unpaid) shall be paid on the participant's behalf to a party determined under the terms of the applicable Nonqualified Retirement Plan.

4.     Notwithstanding any other provision of either (i) this Amendment Document or (ii) the Nonqualified Retirement Plans. the full lump sum value of a participant's benefits that are paid pursuant to this Amendment Document shall be (a) the applicable lump sum value stated in such participant's final September 2008 Agreement, plus (b) any Interest on such applicable lump sum value, as "Interest" is defined in and authorized by the September 2008 Agreement . Accordingly, a participant who is entitled to the payment of the full lump sum value of his or her benefits under the Nonqualified Retirement Plans pursuant to this Amendment Document shall be paid no more and no less than the aggregate amount specified in the preceding sentence.

5.     Nothing contained in this Amendment Document, including without limitation the provisions regarding payment of benefits, shall affect Section 9 of the SOP (relating to retired officer medical benefits), except that the time of payment of any such medical benefits shall comply with Section 409A's time of payment requirements for medical benefits to the extent such medical benefits are not exempt from Section 409A.

6.    In the event the terms of this Amendment Document become an actual amendment to the Nonqualified Retirement Plans, then appropriate conforming changes shall apply to the Pre-409A Documents to reflect the fact that a material modification (within the meaning of Section 409A) has occurred and that all benefits that had been subject to the terms of such Pre-409A Document are thereafter subject to the terms of the applicable 409A Document in the case of participants who have sided a September 2008 Agreement.

7.    Effective as of the date that these intended amendments become actual amendments. no person who did not sign a September 2008 Agreement shall become or continue as a participant in SOP or shall accrue any benefits under SOP from and after such date.